Exhibit 99.1

General Growth Properties, Inc. 110 N. Wacker Dr. Chicago, Illinois 60606 312.960.5000 TEL
NEWS RELEASE
FOR IMMEDIATE RELEASE
CONTACT:
David Keating
Senior Director, Corporate Communications
General Growth Properties, Inc.
(312) 960-6325
General Growth Announces Extension of Rights Agreement
CHICAGO, November 20, 2008 – General Growth Properties, Inc. (NYSE: GGP) today announced that it has extended the expiration date of its Rights Agreement to November 18, 2010. The Rights Agreement was originally adopted with an expiration date of November 18, 2008.
In connection with this extension, the purchase price of each right issued under the Rights Agreement was changed from $148 to $105. As a result, the holder of each right is entitled to purchase one-third of one one-thousandth of a share of the Company’s Series A Junior Participating Preferred Stock for $105, subject to the provisions of the agreement. No other terms of the Rights Agreement were modified.
Adam Metz, interim chief executive officer of General Growth, stated that “The extension and amendment of our Rights Agreement is part of the effort by the Board to protect and maximize the value of our stockholders’ investment in the Company and helps to ensure that the Company’s ongoing strategic evaluation is allowed to proceed in an orderly manner.”
FORWARD LOOKING STATEMENTS
This press release contains forward-looking statements, including the Company’s strategic evaluation. Actual results may differ materially from the results suggested by these forward-looking statements, for a number of reasons, including, but not limited to, tenant occupancy and tenant bankruptcies, the level of indebtedness and interest rates, retail and credit market conditions, impairments, land sales in the Master Planned Communities segment, the cost and success of development and re-development projects and our ability to successfully manage our strategic and financial review and our liquidity and refinancing demands. Readers are referred to the documents filed by General Growth Properties, Inc. with the SEC, which further identify the important risk factors which could cause actual results to differ materially from the forward-looking statements in this release. The Company disclaims any obligation to update any forward-looking statements.
ABOUT GENERAL GROWTH PROPERTIES
General Growth is a U.S. based, publicly traded Real Estate Investment Trust. The Company currently has an ownership interest in or management responsibility for a portfolio of more than 200 regional shopping malls in 44 states, as well as ownership in master planned community developments and commercial office buildings. The Company portfolio totals approximately 200 million square feet of retail space and includes over 24,000 retail stores nationwide. The Company is listed on the New York Stock Exchange under the symbol “GGP.” For more information, please visit the Company website at www.ggp.com.
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